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                                    Exhibit 4
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          Appointment and Acceptance of Successor Rights Agent, dated as of September 15, 1997, between Liqui-Box Corporation and National City Bank

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              APPOINTMENT AND ACCEPTANCE OF SUCCESSOR RIGHTS AGENT
              ----------------------------------------------------


     This APPOINTMENT AND ACCEPTANCE OF SUCCESSOR RIGHTS AGENT, is entered into as of September 15, 1997, by and between Liqui-Box Corporation, an Ohio corporation (the "Company"), and National City Bank ("NCB").

                                   WITNESSETH:

     WHEREAS, the Company and The Huntington National Bank ("Huntington") entered into a Rights Agreement, dated as of February 22, 1989, which was subsequently amended by an Amendment Agreement, dated as of May 11, 1990 (collectively, the "Rights Agreement"), pursuant to which Huntington was appointed to act as "Rights Agent" under the Rights Agreement; and

     WHEREAS, pursuant to Section 22 of the Rights Agreement, the Company has the right to appoint a successor to the Rights Agent if the Rights Agent resigns, is removed or otherwise becomes incapable of acting; and

     WHEREAS, Huntington has notified the Company of its desire to terminate service as Rights Agent under the Rights Agreement, effective September 15, 1997; and

     WHEREAS, NCB has indicated to the Company that NCB would be willing to serve as successor Rights Agent under the Rights Agreement, effective September 15, 1997;

     NOW, THEREFORE, the Company and NCB agree as follows:

     1. Pursuant to Section 22 of the Rights Agreement, the Company hereby appoints, and NCB hereby accepts the

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appointment of, NCB as successor Rights Agent under the Rights Agreement, effective September 15, 1997.

     2. This Appointment and Acceptance of Successor Rights Agent may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     3. In all respects not inconsistent with the terms and provisions of this Appointment and Acceptance of Successor Rights Agent, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this Appointment and Acceptance of Successor Rights Agent, NCB shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Appointment and Acceptance of Successor Rights Agent to be duly executed by their respective authorized representatives as of the day and year first above written.

                                             LIQUI-BOX CORPORATION


                                             By: /s/ C. William McBee
                                                 ------------------------------
                                                 C. William McBee, its Vice
                                                    President of Administration
                                                    and Manufacturing

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                                             NATIONAL CITY BANK


                                             By: /s/ J. Dean Presson
                                                 ----------------------------

                                             Name: J. Dean Presson
                                                   --------------------------

                                             Title: Vice President
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